EXHIBIT 4(d)

AMENDMENT NO. 2 TO
CREDIT AGREEMENT

        This Amendment No. 2 (the “Amendment”) is entered into as of March 11, 2004, by and among Coachmen Industries, Inc. (the “Borrower ), the undersigned lenders (each a Lender” and collectively, the “Lenders ) and Bank One, Indiana, N.A., both as one of the Lenders and as Administrative Agent (the “Agent”) on behalf of itself and the other Lenders.

RECITALS:

        WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Credit

        Agreement dated as of June 30, 2003 , as amended; and

        WHEREAS, Borrower desires Lenders waive Borrower s noncompliance with a certain covenant of the Credit Agreement and Lenders and Borrower desire to amend the Credit Agreement as provided in this Amendment to modify a certain financial covenant of Borrower and further desire to make certain clarifying amendments to the Credit Agreement as more fully described below.

        NOW, THEREFORE, in consideration of the premises herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the parties hereto hereby agree as follows:

        Section 1.   Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

      Section 2.   Waiver. The Lenders waive Borrower s non-compliance as of December , 2003 with Section 6.18.1 of Article VI of the Credit Agreement.

        Section 3.   Amendment of the Definition of “Fixed Charge Coverage Ratio. The definition of “Fixed Charge Coverage Ratio” as set fort in Article I of the Credit Agreement is amended to provide in its entirety as follows:

        “Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of (a) the sum of (i) Consolidated EBITDA plus (ii) rentals minus (iii) capital expenditures made in cash plus (iv) the lesser of $10,000,000 or actual capital expenditures made in cash to (b) the sum of (i) cash interest plus (ii) rentals plus (iii) cash taxes (net of tax refunds received) plus (iv) dividends and distributions on, and redemptions and repurchases of, the Borrower s capital stock exclusive, however, of treasury stock that was repurchased and cancelled before March 31 , 2003 plus (v) scheduled payments of principal on all long term Indebtedness, in each case calculated on a consolidated basis for such period.

        Section 4.   Article VII Section Numbers. The paragraphs of Article VII of the Credit Agreement labeled “DEFAULTS” are assigned those Section numbers indicated on Exhibit A hereto for all purposes of reference under, or with respect to, the Credit Agreement.

        Section 5.   Condition of Effectiveness. This Amendment shall become and be deemed effective as of the date set forth in the introductory paragraph above (the “Amendment Effective Date ) if, and only if, Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower and each of the Lenders, and (ii) such other documents as the Agent or any Lender may reasonably request.

        Section 6.   Reference to and Effect on the Credit Agreement.

     Section 6.01. Upon the effectiveness of this Amendment pursuant to Section 3 hereof and thereafter, each reference in the Credit Agreement to “this Agreement hereunder,” “hereof,” “herein” or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

     Section 6.02. Except as specifically waived or amended herein, all of the terms conditions and covenants of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

Section 6.03. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or (ii) any Default or Unmatured Default under the Credit Agreement

        Section 7.   CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF INDIANA.

        Section 8.   Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

        Section 9.   Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a par of this Amendment for any other purposes.

        IN WITNESS WHEREOF, the Borrower, the Agent and each of the Lenders have caused this Amendment to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[SIGNATURE PAGES FOLLOW]

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COACHMEN INDUSTRIES, INC.
By: /s/ Richard M. Lavers Name: Richard M. Lavers Title: Secretary

By: /s/ Joseph P. Tomczak Name: Joseph P. Tomczak Title: Treasurer

BANK ONE, INDIANA, N.A., as a Lender, as the LC Issuer and as Administrative Agent

By: /s/ Kurt E. Meibeyer Name: Kurt E. Meibeyer Title: First Vice President

NATIONAL CITY BANK OF INDIANA, as a Lender

By: /s/ National City Bank of Indiana Name: Title:

1st SOURCE BANK, as a Lender

By: /s/ 1st Source Bank Name: Title:

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EXHIBIT A
TO AMENDMENT NO. 2 TO CREDIT AGREEMENT

ARTICLE VIII.
DEFAULTS

        The occurrence of anyone or more of the following events shall constitute a Default:

        7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any Facility Fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

        7.3 The breach by the Borrower of any of the terms or provisions of Sections 6.2 , 6.3 , 6.9 , 6.11 , 6.12 , 6.13, 6.14, 6.15, 6.16, 6.17, 6.18 , 6.19 or 6.20; or the breach by the Borrower of any of the terms or provisions of Section 6. 1 which is not remedied within five Business Days after written notice from the Agent or any Lender.

        7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Agent or any Lender.

        7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $5,000 000 (“Material Indebtedness ); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

        7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any

Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fall to contest in good faith any appointment or proceeding described in Section 7.7

        7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or un stayed for a period of 30 consecutive days.

        7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

        7.9 The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer has not disclaimed coverage) in excess of $5,000,000 (or the equivalent thereof in currencies other than U. S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10 A Reportable Event shall occur that results in or could result in liability of the Borrower, any Subsidiary of the Borrower or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected with ten (10) days after the occurrence thereof, or any Reportable Event shall occur which could constitute grounds for termination of any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within ten (10) days after the occurrence thereof; or the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates shall file a notice of intent to terminate a Plan or other proceedings shall be instituted to terminate a Plan; or the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates; or any Person shall engage in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Borrower, any Subsidiary of the Borrower, any of their ERISA Affiliates, any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or the Borrower, any

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Subsidiary of the Borrower or any of their ERISA Affiliates shall fail to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code, which failure results in or could result in liability of the Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates to the PBGC or any Plan; or the Borrower, any of its Subsidiaries or any of their ERISA Affiliates shall withdraw from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or the Borrower, any of its Subsidiaries or any of their ERISA Affiliates shall become an employer with respect to any Multiemployer Plan without the prior written consent of the Required Lenders.

        7.11 The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect and is not remedied within 30 days.

        7.12 Any Change in Control shall occur.

        7.13 The Guaranty shall fail to remain in full force or effect as to any Guarantor or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor shall deny that it has any further liability under the Guaranty, or shall give notice to such effect.

        7.14 Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fall remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

        7.15 Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions ” whether or not any Lender or Affiliate of a Lender is a par thereto.

        7.16 Borrower or any other Loan Party fails to deliver to Agent, as of the deadline specified therein, the items stated in Section 4. 1(vii).

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COACHMEN INDUSTRIES, INC.
By: /s/ Richard M. Lavers Name: Richard M. Lavers Title: Secretary

By: /s/ Joseph P. Tomczak Name: Joseph P. Tomczak Title: Treasurer

BANK ONE, INDIANA, N.A., as a Lender, as the LC Issuer and as Administrative Agent

By: Bank One, Indiana, N.A. Name: Kurt E. Meibeyer Title: First Vice President

NATIONAL CITY BANK OF INDIANA, as a Lender

By: /s/ Robert E. Norell, Jr. Name: Robert E. Norell, Jr. Title: Vice President

1st SOURCE BANK, as a Lender

By:/s/ 1st Source Bank Name: Title:

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